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                                                               [CROSSROADS LOGO]

                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For more information on Crossroads Systems, please contact:
Reagan Y. Sakai
Crossroads Systems, Inc.
(512)794-2799
investors@crossroads.com

                          CROSSROADS SYSTEMS TO ACQUIRE
                             POLARIS COMMUNICATIONS

               Crossroads to acquire mainframe connectivity team, boosting its capabilities in enterprise storage area networks (SANs)

AUSTIN, Texas - February 3, 2000 - Crossroads Systems, Inc. (NASDAQ: CRDS), the leading developer and manufacturer of Fibre Channel storage routers, today announced the execution of a definitive agreement to acquire Polaris Communications, Inc., a privately held Portland, Oregon-based designer, developer and marketer of S/390 and plug-compatible mainframe communication interfaces and systems. This acquisition will add another set of protocols to Crossroads' storage routing capabilities and will further Crossroads' commitment to interoperability between the many S/390 components and open-systems SANs.

Under the terms of the agreement, Crossroads Systems will issue shares of its common stock with an aggregate value of $35.7 million, using the market closing price on February 2, 2000, for all of the outstanding stock and options of Polaris Communications. The transaction will be accounted for as a purchase and is expected to close in late February or early March 2000, subject to customary regulatory approvals and the completion of a fairness hearing in Oregon with regard to the issuance of Crossroads stock in the merger.

"This strategic acquisition is another step in fulfilling our goal to enable information access across all classes of enterprise networks," said Brian R. Smith, CEO of Crossroads Systems. "The core technologies from Polaris Communications give us the capability to bring our storage area networking expertise to larger enterprise systems where 70 percent of the world's data is stored."

Polaris Communications' technologies deliver increased connectivity and bandwidth options to enterprise data centers, focusing on high-speed connections between open systems and mainframes. Crossroads will utilize Polaris Communications' expertise and experience to deliver high-speed data connections between Fibre Channel SANs and ESCON and future FICON technologies in enterprise data center environments.

For the past ten years, Polaris Communications has been delivering new channel-based solutions, custom products and integration services that have consistently met customer and partner

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Page 2 - Crossroads Systems to Acquire Polaris Communications

requirements while delivering measurable value. Their products significantly improve throughput performance of all data management operations such as data warehousing, backup and recovery, and data consolidation. Polaris Communications' quality products will complement Crossroads' industry-leading open-systems SAN solutions, such as LAN-free backup, a storage solution enabled by Crossroads' storage router that delivers improved backup/restore capacities and provides centralized data protection.

 "This acquisition is about bringing the technology developed by Polaris Communications' highly talented engineering team to market more quickly, while integrating our efforts with the outstanding technology developed by the team at Crossroads," said Iraj Vojdani, President and CEO of Polaris Communications. "This, coupled with Crossroads numerous customer relationships and extensive distribution network, will give our combined solutions broader market impact."

"Polaris Communications' partners, customers and prospects can be assured of Crossroads' commitment to the continued viability of their ESCON and Bus & Tag channel interface and emulator products," said Smith. "These are important technologies and together Crossroads and Polaris Communications can explore new distribution avenues and support capabilities for integrated products."

About Crossroads Systems

Crossroads Systems is the leading provider of storage routers for Fibre Channel Storage Area Networks (SANs). Crossroads' storage routers enable key SAN applications including LAN-free backup, storage migration and consolidation, server migration, WAN data movement, disaster tolerance and business recovery services. These solutions scale from small and medium companies to Global 2000 enterprises. By using storage routers and SANs, customers can more effectively and efficiently store, manage and ensure the integrity and availability of data. Crossroads supplies its customers with the Crossroads Verified SAN (CV-SAN) solution guide to simplify SAN design and installation, accelerate SAN adoption, and verify interoperability of SAN solutions. The more than 3,000 verified configurations in CV-SAN are available on the Web using the Crossroads online configurator at www.crossroads.com. Industry leading OEMs such as ADIC, ATL, Bull, Compaq, Dell, Exabyte, Hewlett-Packard, McDATA, Futjisu-Siemens and StorageTek as well as top resellers and distributors including nStor, Bell Microproducts, Cranel, Datalink, Pinacor and Polaris Services have partnered with Crossroads to provide these solutions to their customers. For more information on Crossroads Systems and its products, please call (800) 643-7148 or visit www.crossroads.com.

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This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the dependence of the Company`s business on the storage area network market which is new and unpredictable; the Company's ability to develop new and enhanced products that achieve market acceptance; the Company's ability to integrate or successfully achieve the benefits of the proposed acquisition of Polaris Communications and any subsequent acquisition or strategic relationship; and that the Company's stock price could be volatile regardless of the Company's actual financial performance and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.